fuel™

What if we could plant a seed and grow energy?
We Can and We Are!

June 2010

FUEL Hosts Legislative Update Session



First United Ethanol, LLC or FUEL hosted a legislative update session on Tuesday, April 27 at its office in Pelham, Georgia to share pertinent information with key personnel from legislative offices regarding pending legislation that will have a profound effect on the ethanol industry's ability to continue producing homegrown, clean, renewable fuel. Bills, H.R. 4940 in the House and S. 3231 in the Senate, would extend the blenders' credit, the $.45/gallon tax credit available to blenders of ethanol, and the $.54/gallon tariff on imported ethanol, both set to expire at the end of 2010.

Jamey Crozier from Congressman Sanford Bishop's office, Debbie Cannon from Senator Saxby Chambliss' office, Jody Redding from Senator Johnny Isakson's office and Merritt Myers from Congressman Jack Kingston's office attended the event. FUEL also welcomed some strategic business partners and supporters who lobby for similar ag-related legislative goals including Georgia Farm Bureau, Georgia Power, Municipal Gas Authority of Georgia and Southwest Georgia Farm Credit.

Tommy Dollar, Chairman of the Board of Directors of FUEL, welcomed everyone to the event and thanked them for their support of FUEL. Murray Campbell, CEO of FUEL, provided a thorough presentation focusing on FUEL's accomplishments since its inception and the key legislative issues facing the ethanol industry. He said, "Our legislators must remember that our government asked rural America to assist in our country's endeavor to create energy independence. Many tax-paying citizens throughout rural America invested in ethanol plants, and the federal government should approve legislation that will support the development of infrastructure necessary to distribute homegrown ethanol to American consumers." Mr. Campbell thanked Congressman Bishop for co-sponsoring the current legislation and thanked the American Farm Bureau for its support of the legislation.

FUEL has asked Senators Chambliss and Isakson to co-sponsor the legislation. Senator Isakson has agreed to support and vote for the legislation, provided it stays in its current form or is not rolled into a larger piece of objectionable legislation. FUEL encourages its stockholders to contact their senators and representatives and ask them to co-sponsor S. 3231 and H.R. 4940. We have posted sample letters and legislative contact information on our website under Ethanol Information as well as more information regarding the blenders' credit and tariff. Ask your legislators to protect not only your investment in FUEL but America's investment in its energy future.

Financial Update

Historically, Jan-March is a weak quarter. Cold weather, especially severe weather like we experienced this winter, impacts gasoline usage which negatively affects ethanol demand and price. During this quarter, corn prices tend to be higher coupled with higher transportation costs due to lack of availability of local corn. FUEL budgeted a net loss of ($238K) for the quarter but ended the quarter with a ($1.7) million loss. The variance from budget was attributed to tighter profit margins resulting from lower ethanol prices and higher corn prices than expected. FUEL completed its 2nd quarter with total sales of $51 million, a 16% improvement over the prior year's quarter. The 2010 2nd quarter loss can be compared to the 2009 2nd quarter of ($7.9) million.

Performance in the first six months of operations for this fiscal year reflects significant improvement over the prior year and favorable profit to our budget. Revenue for the first six months is $108.5 million, a 38% improvement from prior year. Net income is $5.3 million, $3.9 million ahead of budget and $23.2 million ahead of the ($17.9) million loss posted last year. This reflects an 18% increase in ethanol production. Revenue per gallon is $2.39, 21% increase over last year. Corn, the main cost associated with production, is $1.587 per gallon produced, down 7% from last year. This information is available in our 10Q which can be viewed at www.firstunitedethanol.com under Investor Relations/SEC Compliance Financial Statements.

E85
85% Ethanol

Owners of Flex-Fuel vehicles can now purchase **E85** at Sharber Oil Company's new 24-Hour Fleet Fueling Site located on Whigham Dairy Road in Bainbridge, Georgia. Southwest Georgia's very first **E85** pump is filled with 85% ethanol produced at FUEL. Sharber Oil Company also sells E10, ultra low diesel and off-road diesel.

Sharber Oil Company provides cards to use at the fueling site that can be tailored to meet the customer's needs including limitations on dollar amount, gallons, type of fuel purchased or no restrictions at all. The system is customer friendly and provides a monthly statement that details purchases. To obtain a fleet fueling card, call Greg Waddell, Sharber Oil Company, at 229-246-2183. FUEL stockholders will receive a FUEL t-shirt with their application for a Sharber Oil Company fleet fueling card.

"Proudly Providing Fuel Services since 1953"

PURE

SHARBER OIL COMPANY


Sharber Oil Company

Sheri Allen, FUEL stockholder, purchases E85 at Sharber Oil Company's new E85 pump in Bainbridge.

Why are ethanol prices so low?

Good question. In 2009, over 40 ethanol plants filed bankruptcy or shuttered their production as the industry reeled from the worst recession in 70 years. This reduction in supply allowed most ethanol companies to realize substantial profits in the last quarter of 2009. Wanting to capture these profits, many of the closed facilities came back into production under new management in January, February and March, causing a glut in the market. That time of year normally shows the lowest demand due to cold weather, and 2010 was exceptionally cold which depressed gasoline usage rates even further. The industry anticipated usage rates to increase in the spring and they did, but now the industry is facing another obstacle, the *blend wall,* created by limitations imposed on the ethanol industry's ability to blend no more than 10% ethanol per gallon of gasoline. Americans are choosing ethanol but are restricted on how much they can purchase by legislation which is predicated on outdated science. Current science, including a study from Rochester Institute of Technology dated March 29, 2010, proves that E20 blends are just as safe as E10 for all vehicles with no measurable stress on vehicle operations or mechanics. The Environmental Protection Agency is scheduled to rule on a request by late summer to increase the blend rate to 15%. The industry is pushing for E11 or E12 in the interim.

Go to www.firstunitedethanol.com for industry news, market prices and local radar weather.

Sign up to receive your newsletter via email under Investor Relations.

fuel

a P.O. Box 386
Camilla, Georgia 31730

p 229.522.2822
f 229.522.2824

w www.firstunitedethanol.com